Exhibit 99.1

CVD Reports Third Quarter 2022 Results and

Announces Termination of the Sale and Leaseback Transaction

CENTRAL ISLIP, N.Y., (Business Wire) – November 14, 2022 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its financial results for the third quarter of 2022.

Results of Third Quarter 2022

Financial and Operational Highlights:

●	Customer orders of $7.3 million
●	Revenue of $8.1 million
●	Operating income of $122,275
●	Net income of $63,538
●	Net income per basic and diluted share of $0.01
●	Cash and cash equivalents of $11.9 million
●	September 30, 2022 backlog of $15.7 million

Revenue for the third quarter of 2022 was $8.1 million as compared to $4.3 million for the third quarter of 2021, an increase of $3.8 million or 88.4%. Net income for the third quarter of 2022 was $63,538, or $0.01 per basic and diluted share, as compared to a net income of $6.0 million (which includes a $6.9 million gain on sale of building), or $0.89 per basic and diluted share for the third quarter of 2021.

Operating income for the third quarter of 2022 of $122,275 represents an improvement of approximately $1.0 million from the operating losses of $0.9 million reported by the Company in both the second quarter of 2022 and the third quarter of 2021. This improvement in operating results from the prior year quarter was a result of increased revenue of $3.8 million and the resultant increase in gross profit of $1.5 million, offset by increased operating expenses of $0.5 million. The increase in gross profit was primarily the result of leveraging fixed costs on higher sales levels and an improved product mix, which offset increases in certain component and compensation costs. The increase in operating expenses is due to higher employee-related costs to support the growth of our business including additional marketing and engineering efforts. Operating expenses also included an employee severance charge of approximately $134,000.

For the nine months ended September 30, 2022, revenue was $18.6 million as compared to $11.7 million for the same period in 2021, an increase of $6.9 million or 58.4%. Net loss for the nine months ended September 30, 2022 was $1.8 million, or $0.26 per basic and diluted share, as compared to net income of $5.9 million (which includes total non-operating gains of $9.3 million consisting of a $6.9 million gain on sale of building and a $2.4 million gain on debt extinguishment from the forgiveness of the Company’s PPP loan), or $0.89 per basic and diluted share for the same period in 2021.

For the nine months ended September 30, 2022, operating loss decreased by $2.0 million, to $1.6 million as compared to an operating loss of $3.6 million for the same period in 2021. This improvement was the result of increased revenue of $6.9 million and the resultant increase in gross profit of $2.3 million and offset by increased operating expenses of $0.3 million. The increase in gross profit was primarily the result of leveraging fixed costs on higher sales levels and an improved product mix, which offset increases in certain component and compensation costs. The increase in operating expenses is due to higher employee-related costs to support the growth of our business including additional marketing and engineering efforts offset by lower building costs due to the consolidation of our Central Islip operations in 2021 and lower professional fees. Operating expenses also included an employee severance charge of approximately $134,000.

Beginning in mid-2021 and continuing to date, the Company has been impacted by increased costs on certain manufacturing material components, as well as delays in supply chain deliveries. These increases and delays have impacted the company performance in the first nine months and may also impact our ability to recognize revenue and may result in reduced gross profit margins in future quarters, by extending manufacturing lead times and reducing manufacturing efficiencies. These inflationary effects have also resulted in increased costs for labor. The Company has placed orders with increased lead times to mitigate the manufacturing delays and continues to assess other material suppliers in an effort to alleviate the potential cost impacts. In addition, the Company is utilizing its flexible in-house manufacturing to further mitigate potential delivery delays and material cost increases

Termination of Sale and Leaseback Transaction

During the third quarter, the Company announced that it had entered into a sale and leaseback agreement to raise capital, under which it would sell its main facility in Central Islip, New York and leaseback the facility from the potential purchaser. The lease agreement was to have an initial term of ten years and two renewal terms of five year each. The terms of the agreement provided for a purchase price was $28.5 million and annual fixed rent of $1.5 million in the first year of the initial term and increasing by 3% each year. The potential purchaser had 30 business days to conduct due diligence during which time they retained the right to cancel the agreement. On November 3, 2022 and November 4, 2022, the Company and the potential purchaser entered into two extension agreements whereas the due diligence period was ultimately extended to November 11, 2022.  On November 11, 2022, the potential purchaser notified the Company that it was terminating the purchase agreement in its entirety and the transactions contemplated thereby, following the expiration of the due diligence period. Each party will bear its own costs and expenses in connection with the forgoing, and neither party will pay a termination fee with respect to the termination of the purchase agreement.  Richard Catalano, Vice President and CFO, commented, “While we are disappointed that we were unable to complete the sale and leaseback transaction, we may explore a sales and leaseback or other transactions in the future.”

Emmanuel Lakios, President and CEO, noted, “CVD Equipment’s primary objective over the last 18 months has been to bring the company to profitability through a focus on products that serve growth markets. We are pleased to have achieved this goal with an operating profit in the current quarter. This was the result of growing demand for our products and the dedication and commitment of our employees. The current year of 2022 continues to be a year of improved demand for our CVD equipment and the ‘electrification of everything’ is at the forefront of fueling our order growth. In the first nine months of 2022, we have received orders of approximately $21.8 million for our CVD system segment. The orders primarily consist of 22 CVD/FirstNano systems compared to 23 system orders for all of 2021. Of the 22 system orders, 14 are for our recently announced PVT-150 system addressing silicon carbide (SiC) growth and processing, while the remainder of the system orders are for battery materials R&D and production, advance carbon-based capacitors, superconducting tape and for a legacy advanced R&D FirstNano product. We continue to navigate through supply chain issues arising from both geopolitical uncertainties and the lingering effects of the COVID-19 pandemic. These supply chain issues include both material availability and inflationary pressures. We continue to execute on our two key initiatives - expanding our in-house production capabilities and partnering with key suppliers. Both are essential to our goal of increased self-reliance and meeting our commitments to our customers.”

“In the aerospace sector, I am very pleased to announce that we received a strategic system order in the fourth quarter from a major aircraft engine company for equipment to manufacture ceramic matrix composite materials. The amount of the order was $3.7 million. We continue to engage with other gas turbine engine manufacturers related to their deposition system requirements for ceramic matrix composite materials. While we believe this new order is a sign that the aerospace market is beginning to recover, we do not expect it to fully recover until at least the later part of 2023.”

“Historically, our revenues and orders have fluctuated based on changes in order rate as well as other factors in our manufacturing process that impacts the timing of revenue recognition. Accordingly, orders received from customers and revenue recognized may fluctuate from quarter to quarter. We are committed to stay the course of our strategy to achieve consistent long-term profitability, with a focus on growth and return on investment. We look forward to communicating with you in our upcoming conference call.”

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (888) 645-4404 or international (862) 298-0702. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13734283. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets for our business include advanced nanomaterials, batteries and silicon carbide for high power electronics; aerospace (such as gas turbine engines and structural components); medical devices (such as implants); advanced semiconductor devices and silicon for solar cells; and carbon nanotubes and nanowires. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. Its wholly owned subsidiary, CVD Materials Corporation, provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, geopolitical uncertainties, the impact of the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Richard Catalano, Vice President & CFO

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2022 and 2021

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021		2022	2021
Revenue	$8,119	$4,329		$18,579	$11,730
Gross profit	2,420	863		4,627	2,305
Operating expenses	2,298	1,786		6,229	5,929
Operating income (loss)	122	(922)		(1,602)	(3,624)
Net income (loss)	64	5,973	(1)	(1,773)	5,938	(1)
Basic and diluted income (loss) per share	$0.01	$0.89		$(0.26)	$0.89

(1)

Net income for the three and six months ended September 30, 2021 includes a $6.9 million gain on sale of a building. Net income for the nine months ended September 30, 2021 also includes a $2.4 million gain on debt extinguishment.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of September 30, 2022 and December 31, 2021

(In thousands)

	(unaudited)
	2022	2021
Assets
Current assets
Cash and cash equivalents	$11,876	$16,651
Accounts receivable, net	2,851	1,446
Contract assets	3,152	2,538
Inventories, net	2,134	1,225
Taxes receivable	-	716
Other current assets	560	494
Total current assets	$20,573	$23,070
Property, plant and equipment, net	12,814	12,261
Other assets	215	193
Total assets	$33,602	$35,524

Liabilities and Stockholders' Equity
Current liabilities	$5,524	$6,336
Long-term debt, net of current portion	356	-
Total stockholders’ equity	27,722	29,188
Total liabilities and stockholders’ equity	$33,602	$35,524

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2021.